[FORM OF SENIOR UNSECURED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE OR PROVINCIAL SECURITIES LAWS. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL (SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION; PROVIDED THAT SUCH OPINION OF COUNSEL SHALL NOT BE REQUIRED IN CONNECTION WITH ANY SUCH SALE, ASSIGNMENT OR TRANSFER TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT IS PRIOR TO SUCH SALE, ASSIGNMENT OR TRANSFER A HOLDER OF ADDITIONAL NOTES (AS SUCH TERM IS DEFINED IN THIS NOTE) OR AN AFFILIATE OF THE HOLDER OF THIS NOTE, OR (C) IN THE CASE OF A HOLDER RESIDENT IN CANADA OR OTHERWISE SUBJECT TO THE PROVINCIAL SECURITIES LAWS OF CANADA, A PROSPECTUS QUALIFIYING THE DISTRIBUTION OF THIS NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTES OR AN EXEMPTION THEREFROM, OR (II) THE HOLDER PROVIDES THE COMPANY WITH ASSURANCE (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTE CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, SECTIONS 3(c)(iii) AND 17(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED PURSUANT TO THE NOTE EXCHANGE AGREEMENT (AS SUCH TERM IS DEFINED IN THIS NOTE), ARTICLE FOUR OF WHICH CONTEMPLATES CERTAIN RESTRICTIONS ON SALES, PURCHASES, HEDGING TRANSACTIONS, VOTING WITH RESPECT TO BOARD OF DIRECTOR NOMINEES AND CERTAIN OTHER TRANSACTIONS RELATING TO THE COMPANY’S SECURITIES. ANY ASSIGNEE OR TRANSFEREE OF THIS NOTE SHALL BE SUBJECT TO THE RESTRICTIONS SET FORTH IN ARTICLE FOUR OF THE NOTE EXCHANGE AGREEMENT.

PHARMATHENE, INC.
SENIOR UNSECURED CONVERTIBLE NOTE

Issuance Date: [Month] ●, 2007	Principal: U.S. $[●]
No. [●]	(subject to Section 3(c)(iii) hereof)

FOR VALUE RECEIVED, PharmAthene, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [NAME OF HOLDER] or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to accrue interest (“Interest”) on any outstanding Principal at the Interest Rate (as defined below), from [Month] ●, 2007 (the “Initial Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion, redemption or otherwise (in each case, in accordance with the terms hereof). This Senior Unsecured Convertible Note (including all Senior Unsecured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note” and such other Senior Unsecured Convertible Notes, the “Additional Notes”) is one of an issue of Senior Unsecured Convertible Notes issued pursuant to the Note Exchange Agreement (as defined below) (collectively, the “Notes”). Certain capitalized terms used herein are defined in Section 27.

(1)  MATURITY. On the Maturity Date, the Holder shall surrender the Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined below), if any. The “Maturity Date” shall be [Month] ●, 2009 [INSERT Two year anniversary of Initial Issuance Date].

(2)  INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable entirely in cash with respect to the unpaid balance of any Principal upon the repayment thereof. Prior to the payment of Interest upon repayment, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). If an Event of Default occurs and such Event of Default is subsequently cured, the adjustment referred to in Section 27(xviii) shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. All payments of Interest on the Notes shall be made on a pro rata basis in accordance with each holder’s percentage ownership of then outstanding Notes.

(3)  CONVERSION OF NOTES. This Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a)  Conversion Right. At any time or times on or after the date first set forth above as the Issuance Date (the “Issuance Date”), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount.

(b)  Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)  “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii)  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $10.00, subject to adjustment as provided herein (including, without limitation, adjustment pursuant to Section 6).

(c)  Mechanics of Conversion.

(i)  Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), cause this Note to be delivered to the Company as soon as practicable on or following such date. On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder (at the facsimile number provided in the Conversion Notice) and the Company’s transfer agent, if any (the “Transfer Agent”). On or before 4:00 p.m., New York Time, on the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 17(d)), representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)  Company’s Failure to Timely Convert. If, at any time, the Company shall fail to issue a certificate to the Holder upon conversion of any Conversion Amount on or prior to the date which is seven (7) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each day of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii)  Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)  Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of each such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute between the Company and any holders of Notes that are subject to any such Conversion Notice or among any holders of Notes that are subject to any such Conversion Notice as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(4)  RIGHTS UPON EVENT OF DEFAULT.

(a)  Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)  the Company’s failure to pay to the Holder any amount of Principal when and as due under this Note (including, without limitation, the Company’s failure to pay any Redemption Price);

(ii)  the Company’s failure to pay to the Holder any amount of Interest, Late Charges or other amounts (other than the amounts specified in clause (i)) when and as due under this Note if such failure continues for a period of at least thirty (30) Business Days;

(iii)  any acceleration prior to maturity of any Indebtedness referred to in clause (a) or (b) of the definition thereof of the Company or any of its Subsidiaries which individually or in the aggregate is equal to or greater than $250,000 principal amount of Indebtedness (following the expiration of all applicable grace periods);

(iv)  the Company or any of its Material Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is not vacated, set aside or reversed within sixty (60) days that (A) is for relief against the Company or any of its Material Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Material Subsidiaries or (C) orders the liquidation of the Company or any of its Material Subsidiaries;

(vi)  a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $5,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(vii)  the Company breaches any covenant or agreement or materially breaches any representation or warranty in any Transaction Document (except for Section 14(f) of the Notes and Section 5.3 of Note Exchange Agreement), and such breach continues for a period of at least thirty (30) days after written notice thereof from one or more Holders to the Company; or

(viii)  if at any time while at least thirty percent (30%) of the aggregate Principal amount of the Notes outstanding on the date hereof remain outstanding (x) the Board of Directors fails to include three (3) Directors designated pursuant to Section ● of the Company’s Certificate of Incorporation (“Noteholder Directors”), provided that the Company shall have thirty (30) Business Days following the resignation, removal or death or disability of a Noteholder Director to appoint a successor Noteholder Director, unless such failure is the result of the failure by the Holders to notify the Company of the name of the replacement Noteholder Directors, in which event the thirty (30) Business Day period shall be extended until a date which is ten (10) Business Days after notice of the name and background of the replacement Noteholder Directors is given to the Company, or (y) without the consent of the persons then serving as Noteholder Directors, the Board of Directors exceeds seven (7) directors, or the Compensation Committee or Nominating Committee (or other committees serving similar functions) exceeds three (3) members, or (z) the Noteholder Directors are not afforded the right to appoint two (2) members of each of the Compensation Committee and Nominating Committee (or committees serving similar functions).

(b)  Rights Upon Event of Default. Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof (an “Event of Default Notice”) to the Holder. If an Event of Default with respect to the Company described in Sections 4(a)(iv), 4(a)(v) or 4(a)(viii) has occurred, all the Notes then outstanding shall automatically become immediately due and payable. If any Event of Default described in Sections 4(a)(i), 4(a)(ii), 4(a)(iii), 4(a)(vi) or 4(a)(vii) has occurred and is continuing, holders of not less than two-thirds of the aggregate Principal amount of the Notes then outstanding (the “Required Holders”) may at any time at its or their option, by notice or notices to the Company (an “Event of Default Payment Notice”), declare all the Notes then outstanding to be immediately due and payable. Upon any Notes becoming due and payable under this Section 4(b), whether automatically or by declaration, such Notes will forthwith mature and the the entire unpaid Principal, plus all accrued and unpaid Interest and Late Charges, shall become immediately due and payable (the “Event of Default Price”). Payments required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5)  RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)  Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements on or prior to such Fundamental Transaction, including the agreement to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder (the “Successor Note”). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein, until such time as the Successor Note is delivered. Upon consummation of a Reclassification or Fundamental Transaction as a result of which holders of Common Stock shall be entitled to receive stock, securities, cash, assets or any other property with respect to or in exchange for such Common Stock, the Company or Successor Entity, as the case may be, shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Reclassification or Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Reclassification or Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Reclassification or Fundamental Transaction had this Note been converted immediately prior to such Reclassification or Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b)  Redemption upon Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control (but not prior to the public announcement of such Change of Control), the Company shall deliver written notice thereof to the Holder (a “Change of Control Notice”). If at any time during the period (the “Change of Control Measuring Period”) beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all (but not less than all) of this Note (“Optional Change of Control Redemption”) by delivering written notice thereof (“Optional Change of Control Redemption Notice”) to the Company, provided, however, the Company shall not be required to redeem any amount pursuant to such notice unless Holders of not less than two-thirds of the aggregate Principal amount of the Notes then outstanding submit Optional Change of Control Redemption Notices. An Optional Change of Control Redemption required by this Section 5 shall be made in accordance with the provisions of Section 12. If this Note is subject to redemption pursuant to this Section 5 it shall be redeemed by the Company at a price equal to the Conversion Amount (“the Change of Control Redemption Price”). Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 3.

(c)  Redemption of Illiquid Consideration After Conversion. Following the Company’s entry into a definitive agreement relating to a Fundamental Transaction, the Company will notify each Holder not later than the 10th day following the effective date of such Fundamental Transaction of the determination by the Company’s board of directors, made in good faith, of the fair market value of the Illiquid Consideration at the time of such Fundamental Transaction, and each Holder shall have the right, exercisable for thirty (30) days following the delivery of such notice, to require the Company to redeem all or any part of the Illiquid Consideration received upon conversion of its Notes for cash in the amount of such fair market value; provided that such notice shall specify in reasonable detail the basis for such determination. In the event that the Holder disagrees with such determination of fair market value, the Holder may require that such fair market value be determined in accordance with the provisions of Section 22.

(6)  RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)  Purchase Rights. If the Company at any time, or from time to time, grants, issues or sells any (i) Options, (ii) Convertible Securities or (iii) rights to purchase stock, warrants, securities or other property, pro rata to all record holders of any class of Common Stock (the “Purchase Rights”), then the person who is the Holder as of the Stock Record Date (as defined below) will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (the “Stock Record Date”).

(b)  Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Reclassification or Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in the event that the Common Stock remains outstanding after any such Corporate Event, in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in the event that the Common Stock is no longer outstanding after any such Corporate Event, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note). The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note. Notwithstanding this Section (6)(b), in no event shall the Company be obligated to distribute any Purchase Rights pursuant to this Section (6)(b) if and to the extent that it has distributed such Purchase Rights to the Holder pursuant to Section (6)(a).

(7)  RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)  Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock; Stock Dividends. If, on or after the Merger Agreement Date, the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Merger Agreement Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend or distribution, the date of such event.

(c)  (i)Adjustment of Conversion Price upon Cash Dividends and Distributions. If the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution. The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 7(c) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 7(c), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereon be given effect.

(ii) Adjustment of Conversion Price upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets. If the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 7(b)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Closing Sale Price share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Board of Directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Closing Sale Price per share of the Common Stock on such record date. Notwithstanding the foregoing, if the securities distributed by the Company to the record holders of any class of Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction the numerator of which shall be the average Closing Sale Price of one share of Common Stock over the Spinoff Valuation Period and of which the denominator shall be the sum of (x) the average Closing Sale Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Common Stock on the Eligible Market or such other national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the average Closing Sale Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which “ex-dividend trading” commences.

(d)  Other Events; Other Dividends and Distributions. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make in good faith an adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(e)  Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 7, the Company shall promptly mail notice of such adjustment to each Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(8)  COMPANY’S RIGHT OF REDEMPTION.

(a)  Call Redemption. At any time from and after the first anniversary of the Initial Issuance Date (the “Call Redemption Eligibility Date”), the Company shall have the right to redeem, from time to time, all or any portion of the Conversion Amount then remaining under this Note, as designated in the Call Redemption Notice, as of the Call Redemption Date (a “Call Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company at a price equal to the Conversion Amount being redeemed (the “Call Redemption Price”, and together with the Change of Control Redemption Price and Significant Transaction Redemption Price, “Redemption Prices”) on the date specified by the Company in the Call Redemption Notice (the “Call Redemption Date”), which date shall not be less than thirty (30) nor more than sixty (60) days after the Call Redemption Notice Date. The Company may exercise its right to require redemption under this Section 8(a) by delivering a written notice thereof to all of the holders of Notes and the Transfer Agent (the “Call Redemption Notice” and the date such notice is sent is referred to as the “Call Redemption Notice Date”). Each such Call Redemption Notice shall be irrevocable. The Call Redemption Notice shall state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Call Redemption from all of the holders of the Notes pursuant to this Section 8(a) (and analogous provisions under the Additional Notes). All Conversion Amounts converted by the Holder after the Call Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Call Redemption Date. Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 12.

(b)  Pro Rata Redemption Requirement. If the Company elects to cause a redemption of all or any portion of the Conversion Amount of this Note pursuant to Section 8(a), then it must simultaneously take the same action with respect to the Additional Notes and the payment in respect of such redemption shall be made on a pro rata basis in accordance with each holder’s percentage ownership of then outstanding Notes.

(9)  HOLDER’S RIGHT OF OPTIONAL REDEMPTION. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Significant Transaction (but not prior to the public announcement of such Significant Transaction), the Company shall deliver written notice thereof to the Holder (a “Significant Transaction Notice”). If at any time during the period (the “Significant Transaction Measuring Period”) beginning after the Holder’s receipt of a Significant Transaction Notice and ending on the date of the consummation of such Significant Transaction (or, in the event a Significant Transaction Notice is not delivered at least ten (10) days prior to a Significant Transaction, at any time on or after the date which is ten (10) days prior to a Significant Transaction and ending ten (10) days after the consummation of such Significant Transaction), the Holder may require the Company to redeem all (but not less than all) of this Note (“Optional Significant Transaction Redemption”) by delivering written notice thereof (“Optional Significant Transaction Redemption Notice”) to the Company. An Optional Significant Transaction Redemption required by this Section 8 shall be made in accordance with the provisions of Section 12. If this Note is subject to redemption pursuant to this Section 9 it shall be redeemed by the Company at a price equal to the Conversion Amount (“Significant Transaction Redemption Price”). Notwithstanding anything to the contrary in this Section 9, until the Significant Transaction Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 9 (together with any interest thereon) may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 3.

(10)  NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)  RESERVATION OF AUTHORIZED SHARES.

(a)  Reservation. The Company shall initially reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the applicable Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the Principal amount of the Notes held by each holder at the Closing (as defined in the Note Exchange Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the outstanding Principal amount of the Notes then held by such holders.

(b)  Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12)  PAYMENT OF EVENT OF DEFAULT PRICE / HOLDER’S REDEMPTIONS.

(a)  Mechanics. The Company shall deliver the applicable Event of Default Price to the Holder (x) in the case of an Event of Default under Section 4(a)(iv), 4(a)(v), or 4(a)(viii) immediately and (y) in the case of any other Event of Default, within five (5) Business Days after the Company’s receipt of the Event of Default Payment Notice. If the Holder has submitted an Optional Change of Control Redemption Notice or Optional Significant Transaction Redemption Notice in accordance with Section 5(b) or Section 9, respectively, the Company shall deliver the applicable Redemption Price to the Holder concurrently with the consummation of the applicable transaction if such notice is received by the Company on or prior to the third (3rd) Business Day preceding the consummation of such transaction and otherwise within five (5) Business Days after the Company’s receipt of such notice (assuming the applicable transaction is consummated). The Company shall deliver the Call Redemption Price to the Holder on or before the Call Redemption Date. In the event that the Company receives an Event of Default Payment Notice, Optional Significant Transaction Redemption Notice or Optional Change of Control Redemption Notice (each a “Redemption Notice”) and does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid by delivery of a written notice (a “Redemption Voiding Notice”) to the Company at any time prior to such payment in full. Upon the Company’s receipt of such Redemption Voiding Notice, (x) the Redemption Notice to which such Redemption Voiding Notice applies shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder’s delivery of a Redemption Voiding Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)  Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Additional Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 9 (each, an “Other Redemption Notice”), the Company shall promptly forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all Principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the Principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)  VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note, the Company’s Certificate of Incorporation or any other Transaction Documents.

(14)  OTHER COVENANTS.

(a)  Corporate Existence. Subject to Section 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; provided that the Company shall not be required to preserve its corporate existence or any such right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Notes.

(b)  Dilutive Issuances. For one year after the Initial Issuance Date, the Company shall not, in any manner issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more resets to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Common Stock into which any Note is convertible, except the foregoing shall not apply to (x) grants of employee stock options under an Approved Stock Plan and (y) any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock that issued in connection with a strategic transaction unanimously approved by the Board of Directors.

(c)  Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for quotation on the principal exchange or market in which it is listed. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the principal market in which it is listed. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 14(c).

(d)  Reports by the Company. The Company covenants to make available to the Holder, within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, or if the Company is not required to file information, documents, or reports pursuant to either of such sections, then to deliver to the Holder, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act; or, in respect of a security listed and registered on a national securities exchange or on NASDAQ as may be prescribed from time to time in such rules and regulations. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, upon request of Holder and prospective purchasers of Note or the Conversion Shares issuable upon conversion thereof, the Company will promptly furnish or cause to be furnished to such Holder and prospective purchasers, copies of the information required to be delivered to such Holder and prospective purchasers of such securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of such securities. The Company will pay the expenses of printing and distributing to such holders and prospective purchasers all such documents. Delivery of such reports, information and documents to the Holder is for informational purposes only and the Holder’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder.

(e)  Waiver of Usury Defense. The Company covenants (to the extent that it may lawfully do so) that it shall not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and shall actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the interest rate on the Notes violates present or future usury or other laws relating to the interest payable on any Indebtedness and shall not otherwise avail itself (and shall actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

(f)  Registration Rights. The Company agrees that the Holders from time to time of Registrable Securities (as defined in Registration Rights Agreement, dated ●, by and among investor signatories thereto (the “Registration Rights Agreement”) are entitled to the benefits of the Registration Rights Agreement. Further, if (i) the Registration Statement (as defined in Registration Rights Agreement), covering all of the Registrable Securities required to be covered thereby is (A) not filed with the SEC on or before sixty (60) days after the Closing Date (as defined in Registration Rights Agreement) (a “Filing Failure”) or (B) not declared effective by the SEC on or before the date that is six (6) months after the Closing Date (an “Effectiveness Failure”) or (ii) after the effective date of such Registration Statement, after the second (2nd) consecutive Business Day (other than during an allowable blackout period pursuant to Section 3(g) of the Registration Rights Agreement (“Blackout Period”)) on which sales of all of the Registrable Securities required to be included on such Shelf Registration Statement cannot be made pursuant to such Registration Statement or otherwise (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to maintain the listing of the Common Stock) (a “Maintenance Failure”), then, as relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities, the Company shall pay to each Holder of Registrable Securities relating to such Registration Statement an amount in cash equal to (A) one percent (1.0%) of the aggregate principal amount of such Holder’s Notes relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; and (iii) the initial day of a Maintenance Failure, and (B) one percent (1.0%) of the aggregate principal amount of such Holder’s Notes relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) on every thirtieth (30th) initial day after the day of a Filing Failure and thereafter (prorated for periods totaling less than thirty (30) days) until such Filing Failure is cured; (ii) on every thirtieth (30th) day after the initial day of an Effectiveness Failure and thereafter (prorated for periods totaling less than thirty (30) days) until such Effectiveness Failure is cured; (iii) on every thirtieth (30th) day after the initial day of a Maintenance Failure and thereafter (prorated for periods totaling less than thirty (30) days) until such Maintenance Failure is cured. The payments to which a Holder shall be entitled pursuant to this Section 14(f) are referred to herein as “Registration Default Payments.” Registration Default Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Default Payments are incurred and (II) the third (3rd) Business Day after the event or failure giving rise to the Registration Default Payments is cured. In the event the Company fails to make Registration Default Payments in a timely manner, such Registration Default Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full. If the Company has declared a Blackout Period, a Maintenance Failure shall be deemed not to have occurred and be continuing in relation to the Registration Statement during the period specified in Section 3(g) of the Registration Rights Agreement. Registration Default Payments shall be payable from the first day any Blackout Period exceeds the period specified in Section 3(g) of the Registration Rights Agreement. Registration Default Payments shall cease to accrue at the end of the Effectiveness Period (as defined in Registration Rights Agreement); provided that the foregoing shall not affect the Company’s obligation to make Registration Default Payments for any period prior to such time. Whenever in this Note there is mentioned, in any context, the payment of interest on, or in respect of, any Note, such mention shall be deemed to include mention of the payment of liquidated damages on Notes constituting Registrable Securities as contemplated in the Registration Rights Agreement to the extent that, in such context, such liquidated damages are, were or would be payable in respect thereof pursuant to this Section 14(f).

(g)  Compliance With Laws. The Company and its Subsidiaries shall at all times be in compliance with the Foreign Corrupt Practices Act; the PATRIOT Act, and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations; and the laws, regulations and Executive Orders and sanctions programs administered by the OFAC, including, without limitation, the Anti-Money Laundering/OFAC Laws.

(15)  VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the Required Holders shall be required for any change, amendment or waiver of any provision of this Note or the Additional Notes. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of Interest, fees or otherwise, to any holder for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is offered to be paid or is paid to all holders (on a pro rata basis in accordance with each holder’s percentage ownership of then outstanding Notes). So long as any Notes remain outstanding, at no time shall the Company or any of its Subsidiaries, directly or indirectly, purchase or offer to purchase any of the outstanding Notes or exchange or offer to exchange for any consideration (including, without limitation, for cash, securities, property or otherwise) any outstanding Notes unless the Company or such Subsidiary, as applicable, purchases, offers to purchase, exchanges or offers to exchange the outstanding Notes of all of the holders for the same consideration (on a pro rata basis in accordance with each holder’s percentage ownership of then outstanding Notes) and on identical terms.

(16)  TRANSFER. This Note and the shares of Common Stock issuable upon conversion of this Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for this Note or the shares of Common Stock issuable upon conversion of this Note, or (b) an opinion of counsel (selected by the Holder and reasonably acceptable to the Company), in a form reasonable acceptable to the Company, that this Note and the shares of Common Stock issuable upon conversion of this Note may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration; provided that such opinion of counsel shall not be required in connection with any such sale, assignment or transfer to an institutional accredited investor that is prior to such sale, assignment or transfer is a holder of Additional Notes or an affiliate of the Holder, or (c) in the case of a Holder resident in Canada or otherwise subject to the provincial securities laws of Canada, a prospectus qualifying the distribution of this Note or the shares of Common Stock issuable upon conversion of this Note or an exemption therefrom, or (ii) the Holder provides the Company with assurance (reasonably satisfactory to the Company) that such Note or the shares of Common Stock issuable upon the conversion of the Note can be sold, assigned or transferred pursuant to Rule 144; provided, however, that no event may this Note be offered for sale, sold, assigned or transferred to a Competitor This Note has been issued pursuant to the Note Exchange Agreement, Article Four of which contemplates certain restrictions on sales, purchases, hedging transactions, voting with respect to director nominees and certain other transactions relating to the Company’s securities.  Any assignee or transferee of this Note shall be subject to the restrictions set forth in Article Four of the Note Exchange Agreement.

(17)  REISSUANCE OF THIS NOTE.

(a)  Transfer. This Note is issued in registered form pursuant to Treasury Regulations section 1.871-14(c)(1). The Company (or its agent) will maintain a record of the holders of the Notes, and of Principal and Interest thereon as required by that regulation. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 18, and neither this Note nor any interests therein may be sold, transferred or assigned to any Person except upon satisfaction of the conditions specified in this Section 17. If this Note is to be transferred or assigned, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)  Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c)  Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in Principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)  Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Initial Issuance Date.

(18)  REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(19)  PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(20)  CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial holders of this Note and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21)  FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22)  DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the fair market value of Illiquid Consideration, or, the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price, or fair market value of Illiquid Consideration, to an independent, reputable investment bank selected by the Company or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(23)  NOTICES; PAYMENTS.

(a)  Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Note Exchange Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder of any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(b)  Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial holders of this Note, shall initially be as set forth on the Schedule of Holders attached to the Note Exchange Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the this Note or the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of five percent (5%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(24)  CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25)  WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices (other than the notices expressly provided for in this Note) in connection with the delivery, acceptance, default or enforcement of this Note and the Note Exchange Agreement.

(26)  GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

(27)  CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(i)  “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company and the Noteholder Directors and which satisfies the stockholder approval requirements for equity compensation plans of the Eligible Market on which the Common Stock is then listed or quoted, pursuant to which the Company’s securities may be issued to any employee, consultant, supplier, officer or director for services provided to the Company.

(ii)  “Bloomberg” means Bloomberg Financial Markets.

(iii)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iv)  “Change of Control” means any Fundamental Transaction other than (A) a consolidation or merger with or into another Person in which the beneficial owners of the Company’s then outstanding voting securities immediately prior to such transaction beneficially own securities representing fifty percent (50%) or more of the aggregate voting power of then outstanding voting securities of the resulting or acquiring corporation (or any parent thereof), or their equivalent if other than a corporation, in such transaction, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(v)  “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(vi)  “Common Stock” means the shares of the Company’s common stock, par value $0.01 per share, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of common stock (including without limitation, by way of recapitalization, reclassification, reorganization, merger or otherwise).

(vii)  “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes.

(viii)  “Competitor” means any company, however organized, conducting business anywhere in the world that is directly competitive with the business of the Company.

(ix)  “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(x)  “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of this Note or (ii) becomes a member of such Board of Directors subsequent to that date and was appointed, nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such appointment, nomination or election.

(xi)  “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(xii)  “Eligible Market” means The New York Stock Exchange, Inc., the American Stock Exchange or the Nasdaq Global Market.

(xiii)  “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(xiv)  “Fundamental Transaction” means (1) that the Company shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Subsidiary of another Person, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person or parent of such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (2) any time the Company’s Continuing Directors do not constitute a majority of the Company’s board of directors (or, if applicable, a Successor Entity”), or (3) a Termination of Trading.

(xv)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(xvi)  “Illiquid Consideration” means any non-cash consideration issuable upon conversion of the Notes following a Fundamental Transaction that does not have a readily-ascertainable market value.

(xvii)  “Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (g) any amount raised by acceptance under any acceptance credit facility; (h) receivables sold or discounted (other than within the framework of factoring, securitization or similar transaction where recourse is only to such receivables or proceeds); (i) any derivative transaction; (j) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding commercial letters of credit issued in the ordinary course of business); (k) all indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (l) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above.

(xviii)  “Interest Rate” means eight percent (8%) per annum, provided, however, that upon an Event of Default the Interest Rate shall automatically increase to twelve percent (12%) per annum.

(xix)  “Material Subsidiary” means (a) such Subsidiaries identified as Material Subsidiaries in Schedule 3.3 of the Subscription Agreement or (b) any “Significant Subsidiary,” existing from time to time, as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act.

(xx)  “Merger Agreement Date” means [INSERT date].

(xxi)  “Note Exchange Agreement” means that certain note exchange agreement dated as of the Merger Agreement Date by and among the Company and the holders of the Old Notes, pursuant to which the Company is issuing the Notes in like principal amount in exchange for the Old Notes.

(xxii)  “Note Purchase Agreement” means the agreement dated May 5, 2006 by and among the Company and the purchasers named therein relating to the issuance of an aggregate principal amount of $● Old Notes.

(xxiii)  “Old Notes” means the Company’s 8% Subordinated Secured Convertible Notes issued by the Company pursuant to the Note Purchase Agreement dated May 5, 2006 by and among the Company and the purchasers named therein.

(xxiv)  “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxv)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(xxvi)  “Principal Market” means the principal stock exchange or trading market for the Common Stock, if any.

(xxvii)   “Reclassification” means any reclassification or change of shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).

(xxviii)  “Required Holders” means the holders of Notes representing at least two-thirds of the aggregate Principal amount of the Notes then outstanding.

(xxix)  “Rule 144(k)” means Rule 144(k) promulgated under the Securities Act and any successor provision thereto.

(xxx)  “SEC” means the United States Securities and Exchange Commission.

(xxxi)  “Securities Act” means the Securities Act of 1933, as amended.

(xxxii)  “Significant Transaction” means any Fundamental Transaction or other corporate transaction, or series of transactions, (including but not limited to, any acquisition, disposition, merger, license or collaboration, joint venture, financing or securities offering) that would result in either (x) the issuance of Common Stock and/or Convertible Securities that would exceed 40% of the Common Stock outstanding prior to the transaction or (y) the payment or receipt of cash or other consideration of in excess of $25 million, unless such transaction has been approved by the Required Holders.

(xxxiii)  “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

(xxxiv)  “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the person with which such Fundamental Transaction shall have been made. In the vent that the Person resulting from or surviving any Fundamental Transaction is a Subsidiary, Successor Entity shall be the parent of such Subsidiary.

(xxxv)  “Termination of Trading” shall be deemed to have occurred of the shares of Common Stock are not listed on the AMEX nor approved for trading on the Nasdaq Global Market or any other U.S. securities exchange or another established over-the-counter trading market in the United States.

(xxxvi)  “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xxxvii)  “Transaction Documents” means the Note, Note Exchange Agreement, Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder or thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

PHARMATHENE, INC.

By:
Name: Title:

EXHIBIT I

PHARMATHENE, INC..
CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by PharmAthene, Inc.. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.01 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion: ___________________________________________________________________________

Aggregate Conversion Amount to be converted: _____________________________________________________

Please confirm the following information:

Conversion Price: _____________________________________________________________________________

Number of shares of Common Stock to be issued: _____________________________________________________

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to: ___________________________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

Facsimile Number: ____________________________________________________________________________

Authorization: _______________________________________________________________________________

By: _________________________________________________________________________________

Title: __________________________________________________________________________

Dated: ____________________________________________________________________________________________

Account Number: _____________________________________________________________________________
(if electronic book entry transfer)

Transaction Code Number: ______________________________________________________________________
(if electronic book entry transfer)